Exhibit (h)(122)

EXPENSE REIMBURSEMENT AGREEMENT

EXPENSE REIMBURSEMENT AGREEMENT, by and between Ivy Distributors, Inc. (“IDI”) and Waddell & Reed Services Company, doing business as WI Services Company (“WISC”), and Ivy Funds, on behalf of the series indicated in Appendix A hereto (each, a “Fund,” and, collectively, the “Funds”).

WHEREAS, Ivy Funds, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and each Fund is a series of Ivy Funds; and

WHEREAS, Ivy Funds and IDI and/or WISC have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1	Applicable Reimbursement Level and Term of Reimbursement. For the period from July 5, 2017 through July 31, 2018, to the extent that the total annual ordinary fund operating expenses of Class Y shares of any Fund exceeds the total annual ordinary fund operating expenses of the Class A shares of that Fund, IDI and/or WISC agrees to reimburse sufficient Rule 12b-1 fees and/or shareholder servicing fees to ensure that the total annual ordinary fund operating expenses of such Class Y shares do not exceed the total annual ordinary fund operating expenses of the Class A shares of that Fund, as calculated at the end of each month (the “Reimbursement Amount”).

1.2	Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the Rule 12b-1 fees and/or shareholder servicing fees payable under the Rule 12b-1 Plan and/or the Shareholder Servicing Agreement. Alternatively, the Reimbursement Amount shall be paid directly by IDI and/or WISC. Such offset shall be taken, or such direct payment shall be paid, two times per year within 30 days following the date of a Fund’s applicable semi-annual or annual reporting period.

2.	Termination and Effectiveness of Agreement.

2.1	Termination. This Agreement shall terminate upon termination of the Fund’s Rule 12b-1 Plan and/or the Shareholder Servicing Agreement or on July 31, 2018, whichever comes first.

2.2	Effectiveness. This Agreement shall be effective July 5, 2017.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2	Interpretation. Nothing contained herein shall be deemed to require Ivy Funds or the Fund to take any action contrary to the Ivy Funds Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of Ivy Funds of its responsibility for and control of the conduct of the affairs of Ivy Funds or the Fund.

3.3	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Rule 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart or otherwise derived from the terms and provisions of the Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of May 18, 2017.

IVY FUNDS

By:	/s/ Wendy J. Hills
Wendy J. Hills, Vice President

IVY DISTRIBUTORS, INC.

By:	/s/ Thomas W. Butch
Thomas W. Butch, President

WADDELL & REED SERVICES COMPANY

By:	/s/ Brent K. Bloss
Brent K. Bloss, Senior Vice President

Appendix A

Ivy Advantus Bond Fund

Ivy Advantus Real Estate Securities Fund

Ivy Asset Strategy Fund

Ivy Balanced Fund

Ivy Core Equity Fund

Ivy Cundill Global Value Fund

Ivy Dividend Opportunities Fund

Ivy Emerging Markets Equity Fund

Ivy Energy Fund

Ivy European Opportunities Fund

Ivy Global Bond Fund

Ivy Global Equity Income Fund

Ivy Global Growth Fund

Ivy Global Income Allocation Fund

Ivy High Income Fund

Ivy International Core Equity Fund

Ivy Large Cap Growth Fund

Ivy LaSalle Global Real Estate Fund

Ivy LaSalle Global Risk-Managed Real Estate Fund

Ivy Limited-Term Bond Fund

Ivy Managed International Opportunities Fund

Ivy Micro Cap Growth Fund

Ivy Mid Cap Growth Fund

Ivy Mid Cap Income Opportunities Fund

Ivy Municipal Bond Fund

Ivy Municipal High Income Fund

Ivy Natural Resources Fund

Ivy Science and Technology Fund

Ivy Small Cap Core Fund

Ivy Small Cap Growth Fund

Ivy Tax-Managed Equity Fund

Ivy Value Fund